MAHANAGAR TELEPHONE NIGAM LIMITED





                                        July 25, 2005



Mr. Larry Spirgel
Assistant Director
Division of Corporate Finance
Securities & Exchange Commission
Washington DC 20549 USA


         Re:  Mahanagar Telephone Nigam Limited (the "Company")
              Form 20-F for the fiscal year ended March 31, 2004
              Filed Sept. 30, 2004
              File No. 1-15252


Dear Mr. Spirgel:

     In accordance with your request set forth in your letter of March 31, 2005, we hereby acknowledge the following:

     o The Company is responsible for the adequacy and accuracy of the disclosure in the filing;

     o Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

     o The Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

                                         Yours sincerely,


                                         /s/ R.C. Sen
                                         -----------------------------
                                         (R.C. Sen) Dy. G.M.
                                         (Accounts)